Exhibit 10.71
HERBALIFE LTD.
2005 STOCK INCENTIVE PLAN
STOCK UNIT AWARD AGREEMENT
This Stock Unit Award Agreement (this “Agreement”) is dated as of this ___ day of                     , 2007 (the “Grant Date”), and is between Herbalife Ltd. (the “Company”) and                      (“Participant”).
WHEREAS, the Company, by action of the Board and approval of its shareholders established the Herbalife Ltd. 2005 Stock Incentive Plan (the “Plan”);
WHEREAS, Participant is employed by the Company or one or more of its Subsidiaries and the Company desires to encourage Participant to own Common Shares for the purposes stated in Section 1 of the Plan;
WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Stock Unit Award (as defined below) granted to Participant by the Company.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
1. Grant.
(a) The Company hereby grants to Participant an Award of                      Stock Units (the “Award”) in accordance with Section 9 of the Plan and subject to the conditions set forth in this Agreement and the Plan (as amended from time to time). Each Stock Unit represents the right to receive one Common Share (as adjusted from time to time pursuant to Section 12 of the Plan) subject to the fulfillment of the vesting and other conditions set forth in this Agreement. By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such Plan may be amended from time to time).
(b) Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.
2. Vesting.
(a) Participant’s Stock Units and rights in and to the Common Shares subject to the Stock Units shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. Subject to Participant’s continued employment with the Company and/or its subsidiaries or affiliates the Award shall become vested in accordance with the following schedule: (i) if the Company achieves the performance goal set forth on Exhibit A attached hereto, one-third of the Stock Units subject to the Award shall vest on each of the first three anniversaries of the Grant Date, and (ii) if the Company fails to achieve the performance goal set forth on Exhibit A attached hereto, 100% of the Stock Units subject to the Award shall vest on the third anniversary of the Grant Date (each such date, a “Vesting Date”). Stock Units that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.” Stock Units that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”

(b) Notwithstanding anything herein or in the Plan to the contrary, upon the occurrence of a Section 409A Change of Control (as defined below), the vesting of the Award shall be accelerated such that 50% of the then Unvested Units shall become Vested Units as of immediately prior to the consummation of the Section 409A Change of Control; and
(c) Notwithstanding anything herein or in the Plan to the contrary:
(i) in the event that, (x) within the 90-day period immediately preceding a Change of Control or (y) at any time following a Change of Control, Participant’s employment with the Company and its Subsidiaries (or their respective successors) is terminated for any reason other than by reason of Participant’s resignation without Good Reason or a termination for Cause, all Unvested Units shall vest as of the date of such termination of employment;
(ii) except as set forth in Paragraph 2(c)(i), in the event that (A) Participant’s employment with the Company and its Subsidiaries (or their respective successors) is terminated for any reason other than by reason of Participant’s resignation for any reason or a termination by the Company for Cause and (B) at the time of such termination of employment, Michael O. Johnson is no longer serving as the Chief Executive Officer of the Company, the vesting of the Award shall be accelerated such that 50% of the then Unvested Units shall become Vested Units as of immediately prior to such termination of employment; and
(iii) in the event that Participant’s employment with the Company is terminated by reason of Participant’s death or disability (as such term if defined in Section 22(e) of the Code), all Unvested Units shall vest as of the date of such termination of employment.
(d) In addition to the foregoing, subject to Paragraph 7 below, in the event of a Change of Control, the Committee as constituted immediately before such Change of Control may, in its sole discretion, accelerate the vesting of this Award upon such Change of Control or take such other actions as provided in Section 13 of the Plan.
(e) For purposes of this Agreement, the term “Cause” shall have the meaning ascribed to such term in any written employment agreement between Participant and the Company or one or more of its Subsidiaries, as the same may be amended or modified from time to time.
(f) For purposes of this Agreement, the term “Good Reason” shall have the meaning ascribed to such term in any written employment agreement between Participant and the Company or one or more of its Subsidiaries, as the same may be amended or modified from time to time.
(g) For purposes hereof, the term “Section 409A Change in Control” shall mean the consummation of (i) a “change in the ownership” of the Company, (ii) a “change in the effective control” of the Company or (iii) a “change in the ownership of a substantial portion of the assets” of the Company (each as defined under Section 409A of the Internal Revenue Code of 1986, as amended).

3. Settlement of Stock Units.
(a) Each Vested Unit will be settled by the delivery of one Common Share (subject to adjustment under Section 12 of the Plan) to Participant or, in the event of Participant’s death, to Participant’s estate, heir or beneficiary, within thirty (30) days following the applicable Vesting Date; provided that the Participant has satisfied all of the tax withholding obligations described in Paragraph 8, and that Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Common Shares.
(b) The date upon which Common Shares are to be issued under Paragraph 3(a) above is referred to as the “Settlement Date.” The issuance of the Common Shares hereunder may be effected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company. Fractional shares will not be issued pursuant to the Award.
(c) Notwithstanding the above, (i) for administrative or other reasons, the Company may from time to time temporarily suspend the issuance of Common Shares in respect of Vested Units, (ii) the Company shall not be obligated to deliver any Common Shares during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (iii) the Company may issue Common Shares hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements and (iv) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.
4. Shareholder Rights. Prior to any issuance of Common Shares in settlement of the Award, no Common Shares will be reserved or earmarked for Participant or Participant’s account nor shall Participant have any of the rights of a stockholder with respect to such Common Shares. Except as set forth in Paragraph 5, the Participant will not be entitled to any privileges of ownership of the Common Shares (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until Common Shares are actually delivered to Participant hereunder.
5. Dividend Equivalent Rights. From and after the Grant Date and unless and until the Award is forfeited or otherwise transferred back to the Company, Participant will be credited with additional Stock Units having a value equal to dividends declared by the Company, if any, with record dates that occur prior to the settlement of the Award as if the Common Shares underlying the Award had been issued and outstanding, based on the Fair Market Value of a Common Share on the applicable dividend payment date. Any such additional Stock Units shall be considered part of the Award and shall also be credited with additional Stock Units as dividends, if any, are declared, and shall be subject to the same restrictions and conditions as the Stock Units subject to the Award with respect to which they were credited (including, but not limited to, the forfeiture provisions set forth in Paragraph 6). Notwithstanding the foregoing, no such additional Stock Units will be credited with respect to any dividend declared by the Company in connection with which the Award is adjusted pursuant to Section 12 of the Plan.

6. Effect of Termination of Employment. Except as provided in this Paragraph 6 or the Plan, upon a termination of Participant’s employment with the Company for any reason, the Unvested Units shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant. Notwithstanding anything herein to the contrary, upon and following a termination of Participant’s employment with the Company by reason of Participant’s Retirement (as defined below), the Award shall continue to vest in accordance with the terms of Paragraph 2 and be settled in accordance with Paragraph 3, in each case, as if Participant remained employed by the Company for a period of three years following such Retirement, at which time any then Unvested Units shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant. For purposes of this Agreement, the term “Retirement” shall mean termination of Participant’s employment with the Company and its Subsidiaries if the sum of Participant’s age and years of continuous service with the Company and its Subsidiaries is then equal to at least 75.
7. Adjustments of Common Shares and Awards. Subject to Section 12(a) of the Plan, in the event of any change in the outstanding Common Shares by reason of an acquisition, spin-off or reclassification, recapitalization or merger, combination or exchange of Common Shares or other corporate exchange, Change of Control or similar event, the Committee shall adjust appropriately the number or kind of shares or securities subject to the Award and make such other revisions to the Award as it deems are equitably required.
8. Withholding Taxes.
(a) Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the Award or the subsequent sale of Common Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.
(b) Prior to any event in connection with the Award (e.g., vesting or payment in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(c) Unless the Committee provides otherwise, at any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a Settlement Date), Participant shall notify the Company of Participant’s election to pay Participant’s Tax Withholding Obligation by wire transfer, cashier’s check or by authorizing the Company to withhold a portion of the Common Shares that would otherwise be issued to Participant as a result of the settlement of the Stock Units or by tendering Common Shares (either actually or by attestation) previously acquired, or other means permitted by the Company. In such case, Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a cashier’s check payable to the Company, Attn: General Counsel, at the Company’s principal executive offices, or such other address as the Company may from time to time direct, (iii) authorizing the Company to withhold a portion of the Common Shares that would otherwise be issued to Participant as a result of the settlement of the Stock Units or by tendering Common Shares (either actually or by attestation) previously acquired, or (iv) such other means as the Company may establish or permit (including by means of a “same day sale” program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company and applicable law). Participant agrees and acknowledges that prior to the date the Tax Withholding Obligation arises, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly may require the amount paid to the Company under this Paragraph 8(c) to be more than the minimum amount that may actually be due and that, if Participant has not delivered or otherwise provided payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied by such other means as the Committee deems appropriate.
9. Securities Law Compliance. Participant understands that the Company is under no obligation to register for resale the Common Shares issued upon settlement of the Award. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Common Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Common Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Common Shares must also comply with other applicable laws and regulations governing the sale of such shares.
10. Assignment or Transfer Prohibited. The Award (whether or not vested) may not be assigned or transferred otherwise than by will or by the laws of descent and distribution; provided, however, Participant may assign or transfer the Award to the extent permitted under the Plan, provided that the Award shall be subject to all the terms and condition of the Plan, this Agreement and any other terms required by the Committee as a condition to such transfer. Neither the Award nor any right hereunder shall be subject to attachment, execution or other similar process. In the event of any attempt by Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Award or any right hereunder, except as provided for herein, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Award by notice to Participant, and the Award shall thereupon become null and void.

11. Committee Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee in its sole and absolute discretion. All decisions by the Committee shall be final and binding.
12. Application of the Plan. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of hereof and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein. As used herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.
13. No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon Participant any right to continued employment with the Company or any of its Subsidiaries or affiliates.
14. Further Assurances. Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan.
15. Entire Agreement. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.
16. Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
17. Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary: (a) a termination of employment shall not be deemed to have occurred for purposes of settlement of any portion of the Award upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service;” and (b) if Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to the settlement of any portion of the Award that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service” that is not exempt from Section 409A of the Code as involuntary separation pay or a short-term deferral (or otherwise), such settlement shall occur on the date which is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of Participant’s death.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERBALIFE LTD.

By:

[Participant]		Name:
Title:

Exhibit A
Performance-Based Vesting Criteria

Performance Period	Performance Goal

Fiscal Year 2010	Operating Income of $342 million
The achievement of the Performance Goal for the Performance Period (or lack thereof) shall be determined in the sole discretion of the Committee and certified by the Committee in writing. No Stock Units shall vest under this Award until such determination and certification have been made.

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